Exhibit 10.17

Social Award Agreement

This Social Award Agreement (this “Agreement”) is made as of [•], 2019 by and between SciPlay Corporation, a Nevada corporation (“SciPlay”), and M. Mendel Pinson (“Pinson”).

WHEREAS, Scientific Games Corporation, a Nevada corporation (“SciGames”), has been pursuing a potential initial public offering of a minority stake in its Social Gaming business, which would involve the issuance and sale of shares of Class A common stock of SciPlay (such shares, the “SciPlay Shares” and, such offering, the “Social IPO”);

WHEREAS, Pinson has provided substantial services on behalf of SciPlay and its subsidiaries and affiliates, including the provision of strategic advice regarding corporate development and strategy, including in connection with pursuing the Social IPO;

WHEREAS, in anticipation of, and following, the Social IPO, Pinson is expected to continue to provide substantial services on behalf of SciPlay and its subsidiaries and affiliates, leading SciPlay’s corporate development and strategy efforts, and providing SciPlay with strategic advice to shape and direct its corporate development and strategy (the “Services”); and

WHEREAS, in connection with the Social IPO, in recognition for the substantial services Pinson has provided and in return for Pinson providing the Services, SciPlay desires to provide Pinson with a long-term incentive award on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Effectiveness. This Agreement shall become effective upon the consummation of the Social IPO (such date, the “Effective Date”). The parties hereto acknowledge that this Agreement is expressly contingent upon the consummation of the Social IPO and that in the event SciGames determines not to consummate the Social IPO, this Agreement shall be null and void ab initio.

2.                                      Definitions.  As used in this Agreement, the following terms have the following meanings:

a.              “2017 Adjusted EBITDA” means $100 million.

b.              “2017 Revenue” means $360 million.

c.               “2020 Adjusted EBITDA” means Adjusted EBITDA for SciPlay and its subsidiaries for the 2020 fiscal year excluding: (i) non-recurring or one-time financial results that the Committee determines must be excluded to ensure 2017 Adjusted EBITDA and 2020 Adjusted EBITDA are calculated on the same basis; (ii) the impact (positive or negative) of any acquisitions, joint ventures or other similar transactions completed on or after January 1, 2018 (collectively, “Transactions”), as determined by the Committee; and (iii) expenses that the Committee determines would not have been incurred by the Pre-IPO Business, such as expenses associated with being a public company. For the avoidance of doubt, 2020 Adjusted EBITDA shall be calculated on a basis consistent with 2017 Adjusted EBITDA both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Pinson; provided that the Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.

d.              “2020 Revenue” means the Revenue of SciPlay and its subsidiaries for the 2020 fiscal year excluding: (i) non-recurring or one-time financial results that the Committee determines must be excluded to ensure 2017 Revenue and 2020 Revenue are calculated on the same basis; and (ii) the impact (positive or negative) of any Transactions, as determined by the Committee. For the avoidance of doubt, 2020 Revenue shall be calculated on a basis consistent with 2017 Revenue both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Pinson; provided that the Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.

e.               “Adjusted EBITDA” means earnings before interest, tax, depreciation and amortization expense, adjusted to exclude:  (i) contingent acquisition consideration; (ii) restructuring and other, which includes charges or expenses attributable to: (1) employee severance; (2) management changes; (3) restructuring and integration; (4) M&A and other, which includes: (A) M&A transaction costs; (B) purchase accounting adjustments; (C) unusual items (including certain legal settlements); and (D) other non-cash items; and (5) cost-savings initiatives; (iii) stock-based compensation expense; (iv) loss (gain) on debt financing transactions; and (v) other non-operating expenses (income) including foreign currency (gains) and losses.

f.                “Committee” means the Compensation Committee of the Board of Directors of SciPlay; provided that, for purposes of administering the Social Award (as defined below), Pinson shall not be considered a member of the Committee and shall recuse himself from all applicable meetings.

g.               “Cause” means: (i) gross neglect by Pinson in the performance of the Services; (ii) Pinson’s indictment for or conviction of a felony, or any non-felony crime or offense involving the property of SciPlay or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Pinson in connection with the performance of the Services; (iv) material violation by Pinson of a material provision of SciPlay’s Code of Business Conduct, to the extent applicable to Pinson; or (v) any other willful or grossly negligent conduct of Pinson that would make the continued provision of the Services materially prejudicial to the best interests of SciPlay.

h.              “Good Reason” means that, without Pinson’s prior written consent, the following shall have occurred: (i) SciPlay materially reduces the scope of the Services or materially interferes with Pinson’s ability to perform the Services, except as a result of Pinson’s death, disability or termination for Cause; or (ii) any material failure by SciPlay to perform any material obligation under, or material breach by SciPlay of any material provision of, this Agreement; provided, however, that a termination by Pinson for Good Reason shall not be considered effective unless Pinson shall have provided SciPlay with written notice of the specific reasons for such termination within 30 days after he has knowledge of the event or circumstance constituting Good Reason and SciPlay shall have failed to cure the event or condition allegedly constituting Good Reason within 30 days after such notice has been given to SciPlay and Pinson actually terminates the Services within one year following the initial occurrence of the event giving rise to Good Reason.

i.                  “Plan” means the SciPlay Corporation Long-Term Incentive Plan or, if by a different name, the long-term equity incentive plan of SciPlay in effect upon the consummation of the Social IPO.

j.                 “Pre-IPO Business” means SciGames’ Social Gaming business, which for the 2017 fiscal year was comprised of SG Nevada Holding Company II, LLC (now known as SG Social Holding Company II, LLC) and all of its subsidiaries; provided that the Committee shall determine what constitutes the Pre-IPO Business.

k.              “Qualifying Termination” means a termination of the Services by SciPlay and its subsidiaries without Cause or by Pinson for Good Reason.

l.                  “Revenue” means revenue, as determined in accordance with U.S. Generally Accepted Accounting Principles.

3.                                      Social Award Grant. The “Social Award” shall consist of performance-conditioned restricted stock units (“PRSUs”) with respect to SciPlay Shares.  The Social Award shall be granted effective as of the later of the consummation of the Social IPO and the first date on which the Plan has been approved by the Board of Directors of SciPlay and SciPlay’s stockholders.  The target number of PRSUs subject to the Social Award shall be equal to the number of SciPlay Shares determined by dividing $5 million by the initial offering price of a SciPlay Share in the Social IPO, as determined by the Pricing Committee (or other applicable committee) of the Board of Directors of SciPlay.

4.                                      Vesting.  Provided (x) Pinson provides the Services through December 31, 2020 or (y) if Pinson earlier experiences a Qualifying Termination, one-third of the target number of PRSUs subject to the Social Award shall vest and become payable based on 2020 Revenue (the “Revenue PRSUs”) and two-thirds of the target number of PRSUs subject to the Social Award shall vest and become payable based on Adjusted EBITDA (the “AEBITDA PRSUs”), in each case, as set forth below.

a.              The Revenue PRSUs shall be forfeited in their entirety if 2020 Revenue does not exceed 2017 Revenue, and shall vest at target if 2020 Revenue equals or exceeds $720 million.  If 2020 Revenue is between 2017 Revenue and $720 million, the number of Revenue PRSUs that vest shall be determined based on linear interpolation from 0% of the target number of Revenue PRSUs if 2020 Revenue equals 2017 Revenue to 100% of the target number of Revenue PRSUs if 2020 Revenue equals or exceeds $720 million.

b.              The AEBITDA PRSUs shall be forfeited in their entirety if 2020 Adjusted EBITDA does not exceed 2017 Adjusted EBITDA, and shall vest at target if 2020 Adjusted EBITDA equals or exceeds $250 million.  If 2020 Adjusted EBITDA is between 2017 Adjusted EBITDA and $250 million, the number of AEBITDA PRSUs that vest shall be determined based on linear interpolation from 0% of the target number of AEBITDA PRSUs if 2020 Adjusted EBITDA equals 2017 Adjusted EBITDA to 100% of the target number of AEBITDA PRSUs if 2020 Adjusted EBITDA equals or exceeds $250 million.

c.               Notwithstanding anything in the award agreement to the contrary, the Committee may adjust the number of PRSUs that vest if it determines that, because of changes in the value of SciPlay Shares from the initial offering price of the Social IPO, vesting as set forth above would result in Pinson receiving substantially more or less in value than contemplated by the parties.  For example, if the stock price at the time of vesting is three times the initial offering price, such that if the Social Award fully vests Pinson would receive SciPlay

Shares worth $15 million, the Committee may reduce the number of PRSUs that vest. In no event, however, shall any such increase or reduction in the number of PRSUs that vest result in Pinson receiving more or less in value than if the price per share of SciPlay Shares at the time of vesting is unchanged from the initial offering price of the Social IPO.

5.                                      Payment. The SciPlay Shares underlying the PRSUs that vest in accordance with Section 4 shall be delivered to Pinson as soon as practicable following the date on which SciPlay’s 2020 fiscal year results are audited and approved by the Committee, but in no event later than March 15, 2021.

6.                                      The Plan; Change in Control.

a.              The Social Award shall be granted pursuant to the Plan, subject to the terms and conditions of the Plan, except to the extent otherwise provided herein, and evidenced by the execution of an award agreement pursuant thereto, but in all respects consistent with the terms of this Agreement. For the avoidance of doubt, notwithstanding anything in the Plan to the contrary, no terms of this Agreement shall be altered or diminished in any manner without the written consent of Pinson.

b.              In the event a “Change in Control” (as defined in the Plan) occurs prior to the determination of the Committee of the number of PRSUs that vest pursuant to Section 4 of this Agreement or a forfeiture of the PRSUs in accordance with this Agreement, then (i) if a Qualifying Termination occurred prior to such Change in Control, then 2020 Revenue and 2020 Adjusted EBITDA shall be deemed achieved at $720 million and $250 million, respectively, such that Pinson shall vest in the target number of PRSUs or (ii) in all other cases, the Social Award shall be treated in accordance with Section 9(a) of the Plan (i.e., vest based on a performance level determined by the Committee); provided that the Committee shall have full discretion to adjust the form of consideration that may be payable in respect of the Social Award in connection with a Change in Control into cash or equity of the successor to, or parent entity of, SciPlay following such Change in Control on a basis providing for equal value at the time of such adjustment.  In the event the PRSUs vest in accordance with this Section 6(b), the consideration underlying such PRSUs shall be delivered to Pinson within 15 business days following the occurrence of the Change in Control.

7.                                      Taxes.  Pinson shall be responsible for payment of all U.S. Federal, state, local and foreign taxes (collectively, “Taxes”) owed in respect of the Social Award, and SciPlay will not make any tax withholdings or deductions in respect thereof.  Pinson shall indemnify and hold harmless SciPlay and its affiliates from any liability, claims and demands for payment of Taxes, penalties or interest, social security, disability benefits and any other withholdings, deductions and payments that may be imposed by any governmental authority or otherwise authorized from, based upon or required solely by reason of the Social Award. Pinson and SciPlay acknowledge and agree that Pinson shall be permitted to sell SciPlay Shares in order to generate cash proceeds sufficient to pay the Taxes owed in respect of the Social Award, provided that Pinson complies with SciPlay’s Securities Trading Policy and all applicable laws.

8.                                      Forfeiture; “Clawback” Policies.  For the avoidance of doubt, Section 8(g) of the Plan shall apply to the Social Award.

9.                                      Construction.  The provisions of the Social Award shall be interpreted and administered as determined by the Committee in a manner to prevent duplication of the aggregate opportunity provided hereunder.

10.                               Determinations by Committee.  All determinations by the Committee (or by the Board of Directors of SciPlay or any committee thereof) under this Agreement shall be made in its good faith and reasonable discretion, with Pinson having the opportunity to provide input to a member of the Committee (or the Board of Directors of SciPlay or any committee thereof, as applicable).

11.                               Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

12.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13.                               Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of the Services, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

14.                               Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to SciPlay, at 6601 Bermuda Road, Las Vegas, NV 89119, Attn: General Counsel, (b) to Pinson, at the last address shown in the Company’s records or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of [•], 2019.

SCIPLAY CORPORATION

By:
Name:
Title:

M. Mendel Pinson

[Signature Page to Social Award Agreement]